Exhibit 99.1

Alarm.com Names Steve Valenzuela as New Chief Financial Officer

Tysons, VA, November 14, 2016 -- Alarm.com (Nasdaq: ALRM), the leading platform for the connected home and business, today announced that Steve Valenzuela has been named Chief Financial Officer (CFO), effective November 15, 2016. He will be responsible for leading the company’s Finance organization including financial planning and analysis, accounting, tax, treasury and investor relations. Mr. Valenzuela will report to Alarm.com’s President and Chief Executive Officer, Steve Trundle.

“I’m very pleased to welcome Steve to the Alarm.com management team,” said Mr. Trundle. “He will bring a wealth of experience in the software industry that includes extensive experience in M&A and international operations, and will add depth to our already strong Finance team.”

Mr. Valenzuela joins Alarm.com from SugarCRM, where he served as CFO since January of 2015, bringing decades of executive experience with technology companies ranging from fast-growing start-ups to publicly-traded, multi-billion dollar enterprises. He has served as CFO of five different software enterprises including Apigee Corporation and served as the Vice President of Finance and Operations for the Mobile Platforms Group at Citrix following its acquisition of Zenprise, where he was CFO. Earlier in his career Mr. Valenzuela held financial management positions with Tandem Computers, Atari and Intel. Mr. Valenzuela holds an MBA from Santa Clara University, and a B.S. degree in Accounting from San Jose State University.

“I’m excited to join the strong management team at Alarm.com,” said Mr. Valenzuela. “They have built a great business that is well positioned to capture emerging opportunities in dynamic markets. I look forward to contributing to Alarm.com’s continued growth and offering my leadership and financial expertise.”

About Alarm.com Holdings, Inc.

Alarm.com is the leading platform solution for the connected home and business. Millions of people depend on Alarm.com's technology to monitor and control their property from anywhere. Centered on security and remote monitoring, our platform addresses a wide range of market needs and enables application-based control for a growing variety of Internet of Things (IoT) devices. Our security, video monitoring, intelligent automation and energy management solutions are available through our network of thousands of professional service providers in North America and around the globe. Alarm.com's common stock is traded on the Nasdaq under the ticker symbol ALRM. For more information, please visit www.alarm.com.

CONTACT:

Investor Relations:
Jonathan Schaffer
The Blueshirt Group
ir@alarm.com

Media Relations:
Matthew Zartman
Alarm.com
mzartman@alarm.com

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